FROM THE DESK OF JOHN VELTHEER

MEMO
TO:	FROM:
J.C. Hadorn/Oliver Ciric	John Veltheer
COMPANY:	DATE:
SES Solar Inc.	5/14/2008

JC -

I have now endured 17 months of nil compensation from SES Solar Inc. (“the Company”).

After myriad requests to address the issue of compensation for the directors of the Company to both yourself and the Company’s counsel, I have received no reasonable response other your unilateral resolution NOT to pay directors for their efforts on the Company’s behalf and for the personal and financial risks they take as directors of a public company.

Since you seem to have no issue paying yourself and your Swiss associates and do not seem to value the work of the North American directors, I can no longer continue to act as a director for the Company.

Please accept this letter as my resignation effective Tuesday, May 13, 2008.

I would hope that the Company quickly seeks to appoint several independent directors to its board as any company wishing to mature to a major exchange listing will require that the majority of the Company's board of directors be independent.

I would also advise you and counsel that when a resigning director furnishes the registrant with written correspondence concerning the circumstances surrounding his resignation, the registrant shall file a copy of the document as an exhibit to a Form 8-K filing.

I would hope that in the future you treat shareholders with more respect than you have given me.

Sincerely,

John Veltheer